Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Reg. No. 333-173224) on Form S-4 of our report dated July 6, 2011, on the financial statements of Pro-Clean of Arizona, Inc. as of December 31, 2010, and for the year then ended, appearing in Swisher Hygiene, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2011. We further consent to the inclusion of our name under the heading “Experts” in this Registration Statement.

/s/ Scharf Pera & Co., PLLC
Charlotte, North Carolina

January 12, 2012